September 25, 2006

Sarah E. Nash

898 Park Avenue

New York, New York 10021

Dear Sarah:

I am very pleased to offer you the opportunity to serve as a member of the Knoll, Inc. ("Knoll") board of directors (the "Board") as of the date of formal approval of Knoll's board of directors, anticipated to be shortly after you agree to serve. We are convinced that you will be a terrific addition to our Board.

The compensation would be as follows:

1. $25,000 per year as a director fee.

2. An additional $2,500 per board meeting (including telephonic Board meetings).

3. Payment of reasonable expenses for attending Board and Board Committee meetings.

4. A grant to you of 25,000 options to purchase Knoll stock with an exercise price equal to the closing price on the day of your appointment. These stock options would vest 25% per year on each of the next 4 anniversaries of the grant date and would otherwise be controlled by the terms of the applicable Knoll Stock Incentive Plan and a Stock Option Agreement.

There would be no additional compensation for committee meetings (whether in person or by telephone), except for reimbursement of expenses.

This offer is subject to:

1. The Board's formal election of you as a director and approval of your equity grant; and

2. The Compensation Committee's formal approval of your compensation.

Please indicate your acceptance of this offer by signing and returning this letter. By signing this letter, you also agree to keep non-public information that you learn about Knoll confidential. We look forward to the skill, intelligence and experience that you will bring to Knoll.

Thank you.

Sincerely,

/s/ Burton B. Staniar

Burton B. Staniar

Chairman

cc: Andrew Cogan

Agreed

/s/ Sarah E. Nash 9/25/06

Sarah E. Nash Date